                                    EXHIBIT 10.23

                                        [LOGO]

                               BUSINESS LOAN AGREEMENT

THIS SEAFIRST BUSINESS LOAN AGREEMENT ("AGREEMENT") IS MADE BETWEEN SEATTLE-
FIRST NATIONAL BANK ("BANK") AND     Data I/O Corporation       ("BORROWER")
WITH RESPECT TO THE FOLLOWING:

                                        PART A


I.  LINE OF CREDIT #   1  .  Subject to the terms of this Agreement, Bank will
    make loans to Borrower under a revolving line of credit as follows:


    (A)  TOTAL AMOUNT AVAILABLE:  $8,000,000.00
    [  ] Subject to (describe):
         N/A__________________________________________________________________

    (B)  AVAILABILITY PERIOD:             Date of Note           through
               May 31, 1996         .  However, if loans are made and/or new
         promissory notes executed after the last date, such advances will be subject to the terms of this Agreement until repaid in full unless a written statement signed by the Bank and Borrower provides otherwise, or a replacement loan agreement is executed. The making of such additional advances alone, however, does not constitute a commitment by the Bank to make any further advances or extend the availability period.

    (C)  INTEREST RATE:

    At Borrower's option:

    1. Banks publicly announced prime rate plus_-0-_ percent of the principal per annum, adjusted on the date of any Bank prime rate change.

         or

2. A rate of interest to be fixed at Borrower's election equal to the London Interbank Offered Rate ("LIBOR") plus 1.10 percent for periods ranging from one, two, three or six month periods, but not extending beyond the maturity date of the note. The rate shall be adjusted for any statutory reserves, FDIC or other assessments. Rate will be set two business days prior to the first day of the interest period selected. A prepayment fee may apply if principal reductions are made during a fixed rate period. The minimum amount of a LIBOR loan for interest periods of one, two, three or six months is $250,000.

    At maturity of a fixed rate period, the interest rate will revert to Prime as described in section 1 above unless otherwise elected by the Borrower.

    (D) INTEREST RATE BASIS. All interest will be calculated at the per annum interest rate based on 360-day year and applied to the actual number of days elapsed.

    (E) REPAYMENT: At the times and in amounts as set forth in note(s) required under Part B Article 1 of this Agreement.

    (F)  LOAN FEE:  None

    (G) FEE ON UNUTILIZED PORTION OF LINE: On each quarter, and every quarter thereafter, Borrower shall pay a fee based upon the average daily unused portion of the line of credit. This fee will be calculated as follows: 1/4 of 1.00% per annum, payable quarterly in arrears.

    (H)  OTHER FEE(S) (IDENTIFY):  N/A.

    (I)  COLLATERAL.  This revolving line of credit shall be unsecured.

1. PROMISSORY NOTE(S). All loans shall be evidenced by promissory notes in a form and substance satisfactory to Bank.

2. CONDITIONS TO AVAILABILITY OF LOAN/LINE OF CREDIT. Before Bank is obligated to disburse/make any advance, or at any time thereafter which Bank deems necessary and appropriate, Bank must receive all of the following, each of which must be in form and substance satisfactory to Bank ("loan documents"):

    2.1  Original, executed promissory note(s);
    2.2 Original executed security agreement(s) and/or deed(s) of trust covering the collateral described in Part A;
    2.3 All collateral described in Part A in which Bank wishes to have a possessory security interest;
    2.4  Financing statement(s) executed by Borrower;
    2.5 Such evidence that Bank may deem appropriate that the security interests and liens in favor of Bank are valid, enforceable, and prior to the rights and interests of others except those consented to in writing by Bank;
    +2.6 The following guaranty(ies) in favor of the Bank:  N/A
    +2.7 Subordination agreement(s) in favor of Bank executed by:  N/A
    2.8 Evidence that the execution, delivery, and performance by Borrower of this Agreement and the execution, delivery, and performance by Borrower and any corporate guarantor or corporate subordinating creditor of any instrument or agreement required under this Agreement, as appropriate, have been duly authorized;
    2.9 Any other document which is deemed by the Bank to be required from time to time to evidence loans or to effect the provisions of this Agreement;
    2.10 N/A;
    2.11 Pay or reimburse Bank for any out-of-pocket expenses expended in making or administering the loans made hereunder including without limitation attorney's fees (including allocated costs of in-house counsel);
    +2.12 Other (describe):  N/A

3. REPRESENTATIONS AND WARRANTIES. Borrower represents and warrants to Bank, except as Borrower has disclosed to Bank in writing, as of the date of this Agreement and hereafter so long as credit granted under this Agreement is available and until full and final payment of all sums outstanding under this Agreement and promissory notes that:

    +3.1 Borrower is duly organized and existing under the laws of the state of its organization as a:
                             General
                             Limited
         _X_Corporation ___ Partnership     ___ Partnership ____
                       Sole
                  ____ Proprietorship  ___ dba
         Borrower is properly licensed and in good standing in each state in which Borrower is doing business and Borrower has qualified under, and complied with, where required, the fictitious or trade name statutes of each state in which Borrower is doing business, and Borrower has obtained all necessary government approvals for its business activities; the execution, delivery, and performance of this Agreement and such notes and other instruments required herein are within Borrower's powers, have been duly authorized, and, as to Borrower and any guarantor, are not in conflict with the terms of any charter, bylaw, or other organization papers of Borrower, and this Agreement, such notes and the loan documents are valid and enforceable according to their terms;
    3.2 The execution, delivery, and performance of this Agreement, the loan documents and any other instruments are not in conflict with any law or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower is bound or affected;
    3.3 Borrower has title to each of the properties and assets as reflected in its financial statements (except such assets which have been sold or otherwise disposed of in the ordinary course of business), and no assets or revenues of the Borrower are subject to any lien except as required or permitted by this Agreement, disclosed in its financial statements or otherwise previously disclosed to Bank in writing;
    3.4 All financial information, statements as to ownership of Borrower and all other statements submitted by Borrower to Bank, whether previously or in the future, are and will be true and correct in all material respects upon submission and are and will be complete upon submission insofar as may be necessary to give Bank a true and accurate knowledge of the subject matter thereof;
    3.5 Borrower has filed all tax returns and reports as required by law to be filed and has paid all taxes and assessments applicable to Borrower or to its properties which are presently due and payable, except those being contested in good faith;
    3.6 There are no proceedings, litigation or claims (including unpaid taxes) against Borrower pending or, to the knowledge of the Borrower, threatened, before any court or government agency, and no other event has occurred which may have a material adverse effect on Borrower's financial condition;
    3.7 There is no event which is, or with notice or lapse of time, or both, would be, an Event of Default (as defined in Section 7) under this Agreement;
    3.8 Borrower has exercised due diligence in inspecting Borrower's properties for hazardous wastes and hazardous substances. Except as otherwise previously disclosed and acknowledged to Bank in writing:
         Borrower has no actual or constructive notice of any actual or threatened litigation or claims of any kind

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         by any person relating to such matters.  The terms "hazardous waste(s)," hazardous substance(s)," "disposal," "release," and "threatened release" as used in this Agreement shall have the same meanings as set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq., the Superfund Amendments and Re authorization Act of 1986, as amended, Pub. L. No. 99-499, the Hazardous Materials Transportation Act, as amended, 49 U.S. C. Section 1801, et seq., the Resource Conservation and Recovery Act, as amended, 49 U.S.C. Section 6901, et seq., or other applicable state or federal laws, rules or regulations adopted pursuant to any of the foregoing.
    +3.9 N/A

4. AFFIRMATIVE COVENANTS. So long as credit granted under this Agreement is available and until full and final payment of all sums outstanding under this Agreement and promissory note(s) Borrower will:

    +4.1 Use the proceeds of the loans covered by this Agreement only in connection with Borrower's business activities and exclusively for the following purposes: Line of credit - working capital and general corporate purposes.
    +4.2 Maintain current assets in an amount at least equal to 1.20 times current liabilities, and not less than $ N/A. Current assets and current liabilities shall be determined in accordance with generally accepted accounting principles and practices, consistently applied;
    +4.3 Maintain a tangible net worth of at least $19,000,000 and not permit
         Borrower's total indebtedness which is not subordinated in a manner satisfactory to Bank to exceed 1.30 times Borrower's tangible net worth. "Tangible net worth" means the excess of total assets over total liabilities, excluding, however, from the determination of total assets (a) all assets which should be classified as intangible assets such as goodwill, patents, trademarks, copyrights, franchises, and deferred charges (including unamortized debt discount and research and development costs), (b) treasury stock, (c) cash held in a sinking or other similar fund established for the purpose of redemption or other retirement of capital stock, (d) to the extent not already deducted from total assets, reserves for depreciation, depletion, obsolescence or amortization of properties and other reserves or appropriations of retained earnings which have been or should be established in connection with the business conducted by the relevant corporation, and (e) any revaluation or other write-up in book value of assets subsequent to the fiscal year of such corporation last ended at the date of this Agreement;
    +4.4 Upon request Borrower agrees to insure and to furnish Bank with evidence of insurance covering the life of Borrower (if an individual) or the lives of designated partners or officers of Borrower (if a partnership or corporation) in the amounts stated below. Borrower shall take such actions as are reasonably requested by Bank, such as assigning the insurance policies to Bank or naming Bank as beneficiary and obtaining the insurer's acknowledgment thereof, to provide that in the event of the death of any of the named insureds the policy proceeds will be applied to payment of Borrower's obligations owing to Bank;

         Name:______N/A________Amount:$____________

         Name:_________________Amount:$ ___________

    +4.5 Promptly give written notice to Bank of: (a) all litigation and claims made or threatened affecting Borrower where the amount is $500,000 or more; (b) any substantial dispute which may exist between Borrower and any governmental regulatory body or law enforcement authority; (c) any Event of Default under this Agreement or any other agreement with Bank or any other creditor or any event which become an Event of Default; and (d) any other matter which has resulted or might result in a material adverse change in Borrower's financial condition or operations;
    +4.6 Borrower shall as soon as available, but in any event within 90 days following the end of each Borrower's fiscal years and within 60 days following the end of each QUARTER provide to Bank, in a form satisfactory to Bank, such financial statements, Form 10-K Reports, Form 10-Q Reports and other information respecting the financial condition and operations of Borrower as Bank may reasonably request. The fiscal year financial statement shall be audited by an independent certified public accounting firm.;
    4.7 Borrower will maintain in effect insurance with responsible insurance companies in such amounts and against such risks as is customarily maintained by persons engaged in businesses similar to that of Borrower and all policies covering property given as security for the loans shall have loss payable clauses in favor of Bank. Borrower agrees to deliver to Bank such evidence of insurance as Bank may reasonably require and, within thirty (30) days after notice from Bank, to obtain such additional insurance with an insurer satisfactory to the Bank;
    4.8 Borrower will pay all indebtedness taxes and other obligations for which the Borrower is liable or to which its income or property is subject before they shall become delinquent, except any which is being contested by the Borrower in good faith;
    4.9 Borrower will continue to conduct its business as presently constituted, and will maintain and preserve all rights, privileges and franchises now enjoyed, conduct Borrower's business in an orderly, efficient and customary manner, keep all Borrowers properties in good working order and condition, and from time to time make all needed repairs, renewals or replacements so that the efficiency of Borrower's properties shall be fully maintained and preserved;
    4.10 Borrower will maintain adequate books, accounts and records and prepare all financial statements required hereunder in accordance with generally accepted accounting principles and practices consistently applied, and in compliance with the regulations of any governmental regulatory body having jurisdiction over Borrower or Borrower's business;
    4.11 Borrower will permit representatives of Bank to examine and make copies of the books and records of Borrower and to examine the collateral of the Borrower at reasonable times;
    4.12 Borrower will perform, on request of Bank, such acts as may be necessary or advisable to perfect any lien or security interest provided for herein or otherwise carry out the intent of this Agreement;
    4.13 Borrower will comply with all applicable federal, state and municipal laws, ordinances, rules and regulations relating to its properties, charters, businesses and operations, including compliance with all minimum funding and other requirements related to any of Borrower's employee benefit plans;
    4.14 Borrower will permit representatives of Bank to enter onto Borrower's properties to inspect and test Borrower's properties as Bank, in its sole discretion, may deem appropriate to determine Borrower's compliance with section 5.8 of this Agreement; provided however, that any such inspections and tests shall be for Bank's sole benefit and shall not be construed to create any responsibility or liability on the part of Bank to Borrower or to any third party.

5. NEGATIVE COVENANTS. So long as credit granted under this Agreement is available and until full and final payment of all sums outstanding under this Agreement and promissory note(s):

    +5.1 Borrower will not, during any fiscal year, expend or incur in the aggregate more than $ N/A for fixed assets, nor more than $ N/A for any single fixed asset whether or not payable that fiscal year or later under any purchase agreement or lease;
    5.2  N/A
    +5.3 The total of salaries, withdrawals, or other forms of compensation, whether paid in cash or otherwise, by Borrower shall not exceed the following amounts for the persons indicated, nor will amounts in excess of such limits be paid to any other person:

         Name: ____________N/A_____________________
         Monthly/Yearly Amount:$_____________________

         Name: ____________________________________
         Monthly/Yearly Amount:$ _____________________

    5.4  N/A
    +5.5 N/A
    5.6 Borrower will not liquidate or dissolve or enter into any consolidation, merger, pool, joint venture, syndicate or other combination, or sell, lease, or dispose of Borrower's business assets as a whole or such as in the opinion of Bank constitute a substantial portion of Borrower's business or assets;
    5.7 Borrower will not engage in any business activities or operations substantially different from or unrelated to present business activities or operations; and
    5.8 Borrower's activity shall be conducted in compliance with all applicable federal, state and local laws, regulations and ordinances, including without limitation those described in section 3.8.

6.       WAIVER, RELEASE AND INDEMNIFICATION.  Borrower hereby:
         (a) releases and waives any claims against Bank for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs under any of the applicable federal, state or local laws, regulations or ordinances, including without limitation those described in section 3.8, and (b) agrees to indemnify and hold Bank harmless from and against any and all claims, losses, liabilities, damages, penalties and expenses which Bank may directly or indirectly sustain or suffer resulting from a breach of (i) any of Borrower's representations and warranties with respect to hazardous wastes and hazardous substances contained in section 3.8, or (ii) section 5.8. The provisions of this section 6 shall survive the full and final payment of all sums outstanding under this Agreement and promissory notes and shall not be affected by Bank's acquisition of any interest in any of the Borrower's properties, whether by foreclosure or otherwise.

7. EVENTS OF DEFAULT. The occurrence of any of the following events ("Events of Default") shall terminate any and all obligations on the part of Bank to make or continue the loan and/or line of credit and, at the option of Bank, shall make all sums of interest and principal outstanding under the loan and/or line of credit immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of non payment or dishonor, or other notices or demands of any kind or character, all of which are waived by Borrower, and Bank may proceed with collection of such obligations and enforcement and realization upon all security which it may hold and to the enforcement of all rights hereunder or at law:

    7.1 The Borrower shall fail to pay when due any amount payable by it hereunder on any loans or notes executed in connection herewith;
    7.2 Borrower shall fail to comply with the provisions of any other covenant, obligation or term of this Agreement for a period of thirty
         (30) days after the earlier of written notice thereof shall have been given to the Borrower by Bank or Borrower or any Guarantor has knowledge of an Event of Default or an event that can become an Event of Default;
    7.3 Borrower shall fail to pay when due any other obligation for borrowed money, or to perform any term or covenant on its part to be performed under any agreement relating to such obligation or any such other debt shall be declared to be due and payable and such failure shall continue after the applicable grace period;
    7.4 Any representation or warranty made by Borrower in this Agreement or in any other statement to Bank shall prove to have been false or misleading in any material respect when made;
    7.5 Borrower makes an assignment for the benefit of creditors, files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions to any court for a receiver or trustee for Borrower or any substantial part of its property, commences any proceeding relating to the arrangement, readjustment, reorganization or liquidation under any bankruptcy or similar laws, or if there is commenced against Borrower any such proceedings which remain undismissed for a period of thirty
         (30) days or, if Borrower by any act indicates its consent or acquiescence in any such proceeding or the appointment of any such trustee or receiver;
    +7.6 Any judgment attaches against Borrower or any of its properties for an amount in excess of $500,000 which remains unpaid, unstayed on appeal, unbonded, or undismissed for a period of thirty (30) days;
    7.7 Loss of any required government approvals, and/or any governmental regulatory authority takes or institutes action which, in the opinion of Bank, will adversely affect Borrower's condition, operations or ability to repay the loan and/or line of credit;
    7.8 Failure of Bank to have a legal, valid and binding first lien on, or a valid and enforceable prior perfected security interest in, any property covered by any deed of trust or security agreement required under this Agreement;
    7.9 Borrower dies, becomes incompetent, or ceases to exist as a going concern;
    7.10 Occurrence of an extraordinary situation which gives Bank reasonable grounds to believe that Borrower may not, or will be unable to, perform its obligations under this or any other agreement between Bank and Borrower; or
    7.11 Any of the preceding events occur with respect to any guarantor of credit under this Agreement, or such guarantor dies or becomes incompetent, unless the obligations arising under the guaranty and related agreements have been unconditionally assumed by the guarantor's estate in a manner satisfactory to Bank.

8. SUCCESSORS; WAIVERS. Notwithstanding the Events of Default above, this Agreement shall be binding upon and inure to the benefit of Borrower and Bank, their respective successors and assigns, except that Borrower may not assign its rights hereunder. No consent or waiver under this Agreement shall be effective unless in writing and signed by the Bank and shall not waive or affect any other default, whether prior or subsequent thereto, and whether of the same or different type. No delay or omission on the part of the Bank in exercising any right shall operate as a waiver of such right or any other right.

9.       ARBITRATION.

    9.1 At the request of either Bank or Borrower any controversy or claim between the Bank and Borrower, arising from or relating to this Agreement or any Loan Document executed in connection with this Agreement or arising from any alleged tort shall be settled by arbitration in King County Washington. The United States Arbitration Act will apply to the arbitration proceedings which will be administered by the American Arbitration Association under its commercial rules of arbitration except that unless the amount of the claim(s) being arbitrated exceeds $5,000,000 there shall be only one arbitrator. Any controversy over whether an issue is arbitrable shall be determined by the arbitrator(s). Judgment upon the arbitration award may be entered in any court having jurisdiction. The institution and maintenance of any action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of either party, including plaintiff, to submit the controversy or claim to arbitration if such action for judicial relief is contested.
         For purposes of the application of the statute of limitations the filing of an arbitration as provided herein is the equivalent of filing a lawsuit and the arbitrator(s) will have the authority to decide whether any claim or controversy is barred by the statute of limitations, and if so, to dismiss the arbitration on that basis. The parties consent to the joinder in the arbitration proceedings of any guarantor, hypothecator or other party having an interest related to the claim or controversy being arbitrated.
    9.2 Notwithstanding the provisions of Section 9.1, no controversy or claim shall be submitted to arbitration without the consent of all parties if at the time of the proposed submission, such controversy or claim arises from or relates to an obligation secured by real property;
    9.3 No provision of this Section 9 shall limit the right of the Borrower or the Bank to exercise self-help remedies such as setoff, foreclosure or sale of any collateral, or obtaining any ancillary provisional or interim remedies from a court of competent jurisdiction before, after or during the pendency of any arbitration proceeding. The exercise of any such remedy does not waive the right of either party to request arbitration. At Bank's option foreclosure under any deed of trust may be accomplished by exercise of the power of sale under the deed of trust or judicial foreclosure as a mortgage.


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10.      COLLECTION ACTIVITIES, LAWSUITS AND GOVERNING LAW.  Borrower agrees to pay Bank all costs and expenses (including reasonable attorney's fees and the allocated cost for in-house legal services incurred by Bank), to enforce this Agreement, any notes or any Loan Documents pursuant to this Agreement, whether or not suit is instituted. If suit is instituted by Bank to enforce this Agreement or any of these documents, Borrower consents to the personal jurisdiction of the Courts of the State of Washington and Federal Courts located in the State of Washington. Borrower further consents to the venue of this suit, being laid in King County, Washington. This Agreement and any notes and security agreements entered into pursuant to this Agreement shall be construed in accordance with the laws of the State of Washington.

+11. ADDITIONAL PROVISIONS. Borrower agrees to the additional provisions set forth immediately following this Section 11 or on any Exhibit attached to and incorporated into this Agreement. This Agreement supersedes all oral negotiations or agreements between Bank and Borrower with respect to the subject matter hereof and constitutes the entire understanding and Agreement of the matters set forth in this Agreement.

    11.1 If any provision of this Agreement is held to be invalid or unenforceable, then (a) such provision shall be deemed modified if possible, or if not possible, such provision shall be deemed stricken, and (b) all other provisions shall remain in full force and effect.
    11.2 If the imposition of or any change in any law, rule, or regulation guideline or the interpretation or application of any thereof by any court of administrative or governmental authority (including any request or policy whether or not having the force of law) shall impose or modify any taxes (except U.S. federal, state or local income or franchise taxes imposed on Bank), reserve requirements, capital adequacy requirements or other obligations which would: (a) increase the cost to Bank for extending or maintaining any loans and/or line of credit to which this Agreement relates, (b) reduce the amounts payable to Bank under this Agreement, such notes and other instruments, or
         (c) reduce the rate of return on Bank's capital as a consequence of Bank's obligations with respect to any loan and/or line of credit to which this Agreement relates, then Borrower agrees to pay Bank such additional amounts as will compensate Bank therefor, within five (5) days after Bank's written demand for such payment, which demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrower, which explanation and calculations shall be conclusive, absent manifest error.
    11.3 N/A
    11.4 This Business Loan Agreement also covers all future standby letters of credit and foreign exchange facilities as may be requested by Borrower and made by Bank.

12. NOTICES. Any notices shall be given in writing to the opposite party's signature below or as that party may otherwise specify in writing.

13. ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

This Business Loan Agreement (Parts A and B) executed by the parties on May ______, 1995 Borrower acknowledges having read all of the provisions of this Agreement and Borrower agrees to its terms.



SEATTLE-FIRST NATIONAL BANK
Western Commercial Banking Division, Team #2


By: //S//STEVEN E. MELBY
    -----------------------------------------
    Steven E. Melby, Vice President


DATA I/O CORPORATION


By:  //S//STEVEN M. GORDON
     -----------------------------------------
Title:  Vice President/Chief Financial Officer
        --------------------------------------

                                                            LOAN MODIFICATION
                                                                    AGREEMENT
[LOGO]

         This Agreement amends the MASTER NOTE FOR MULTIPLE ADVANCES-BUSINESS PURPOSE dated FEBRUARY 28, 1994 ("Note") executed by DATA I/O CORPORATION ("Borrower") in favor of SEATTLE-FIRST NATIONAL BANK ("Bank"), regarding a loan in the maximum principal amount of $8,000,000 (the "Loan"). For mutual consideration, Borrower and Bank agree to amend the above loan documents as follows:

         1.   INTEREST RATE.   The interest rate under the Note shall
hereafter be either LIBOR rate plus 1.10% (see attached Exhibit B) per annum or at a floating rate of the Prime Rate plus 0% per annum, with Prime Rate defined as the floating commercial loan reference rate publicly announced by Bank from time to time as its "prim rate." If Borrower prepays all or any portion of principal of the Loan, there shall be due at the time of any prepayment a prepayment fee, determined in accordance with Exhibit A attached. Any prepayments of principal shall be applied to the final scheduled installments of principal, and shall not relieve Borrower of the obligation to make each monthly installment.

         2. MATURITY DATE. The maturity date of the Note is changed to MAY 31, 1996. Bank's commitment to make advances to Borrower under its line of credit is also extended to MAY 31, 1996.

         3. OTHER TERMS. Except as specifically amended by this agreement or any prior amendment, all other terms, conditions, and definitions of the Note and all other security agreements, guaranties, deeds of trust, mortgages, and other instruments or agreements entered into with regard to the Loan shall remain in full force and effect.

    DATED May 12, 1995

Bank:                             Borrower:

SEATTLE-FIRST NATIONAL BANK       DATA I/O CORPORATION


By //S//STEVEN E. MELBY           BY: //S//STEVEN M. GORDON
  ---------------------------         ----------------------------------

Title Vice President              Title: Vice President/Chief Financial Officer
     -------------------------           ---------------------------------------


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

                                                                       EXHIBIT A
                                   PROMISSORY NOTE


INTEREST RATE. The "Borrower" agrees to pay interest monthly on the unpaid principal amount of the Master Note (Line of Credit) from the date thereof until fully paid at a rate equivalent to one or a combination of the two options listed below:

    (1) BANK'S PRIME RATE: Bank's publicly announced prime rate plus the sum of .00% (the "Margin") of the principal per annum, adjusted on the effective date of any prime rate change.

    (2) ADJUSTED LIBOR: "Adjusted LIBOR Rate" means for any day that per annum rate equal to the sum of 1.10% (the "Margin"), (b) the Assessment rate, if any, and (c) the LIBOR rate for the Interest Period in which said day occurs divided by the Reserve Adjustment.
         The Adjusted LIBOR Rate shall change with any change in the LIBOR Rate on the first day of each Interest Period and on the effective date of any change in the Assessment Rate or Reserve Adjustment.

         Adjusted LIBOR Rate is available for increments of borrowing in excess of $250,000.00 for specific periods of time (30, 60, 90, 180 days).

         LIBOR (REUTERS) - "LIBOR Rate" means for any Interest Period that per annum rate equal to the arithmetic mean (rounded to the nearest hundred-thousandth of a percentage point) of the offered rates for U.S. Dollar deposits for a period equal to the Interest Period appearing on the display designated as page "LIBO" on the Reuters Monitor Money Rates Service (or such other page on such service as may replace said page or, if none, on such other available service which displays two or more London interbank offered rates of major banks for U.S. Dollar deposits as of 11:00 a.m., London time, on the day which is two London banking days prior to the first day of the Interest Period. If there is no period equal to the Interest Period on the display, the LIBOR Rate shall be determined by straight-line interpolation to the nearest month (or week or day if expressed in weeks or days) corresponding to the Interest Period between the two nearest neighboring periods on the display.

         ASSESSMENT RATE - "Assessment Rate" means as of any day the annual percentum rate established by the Federal Deposit Insurance Corporation (or any successor) for the assessment due from members of the Bank Insurance Fund (or any successor) in effect for the assessment period during which said day occurs based on (a) deposits maintained at said members' offices in the United States, in determination of an Adjusted CD Rate, or (b) deposits maintained at such members' offices located outside of the United States, in determination of an Adjusted LIBOR Rate.

         RESERVE ADJUSTMENT - "Reserve Adjustment" means as of any day the remainder of one minus that percentage (expressed as a decimal) which is the highest of any such percentages established by the Board of Governors of the Federal Reserve System (or any successor) for required reserves (including any emergency, marginal or supplemental reserve requirement) regardless of the aggregate amount of deposits with said member bank and without benefit of any possible credit, proration, exemptions or offsets for (a) (in determination of an Adjusted CD Rate) any type, duration or amount of new time deposit established that day at offices of member banks located in the United States, or (b) (in determination of an Adjusted LIBOR Rate) for time deposits established at offices of member banks located outside of the United States or for eurocurrency liabilities, if any.

It is understood that either or both options may be used during a monthly billing period and that the billing by Bank will reflect the total of both options.

If borrowings under Option 2 are prepaid, such prepayment shall be subject to a prepayment penalty consisting of the differential, if any, by which the then current rate is less than such rate at the borrowing date, applied to the amount of the borrowing for the period from the prepayment date through the date of maturity of such borrowings.

ADDITIONAL PROVISION. Notwithstanding any other provision in this Note, Lender will have no obligation to make any additional loans or to advance funds under this Note if Lender makes demand under that certain Note Purchase Agreement between Lender and Data I/O Corporation of even date herewith and pursuant to which Lender may make such demand at Lender's sole discretion at any time and without notice to Borrower.

DATA I/O CORPORATION

By: //S//STEVEN M. GORDON
    -----------------------------------------
Title: Vice President/Chief Financial Officer
       --------------------------------------


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

                            EXHIBIT B  --  PREPAYMENT FEES

If the principal balance owing to Bank is prepaid in whole or in part, whether by voluntary prepayment, operation of law, acceleration or otherwise, a prepayment fee, in addition to any interest earned, will be immediately payable to Bank.

The amount of the prepayment fee depends on the following:

(1) The amount by which interest reference rates as defined below have changed between the time the loan is prepaid and either a) the time the loan was made for fixed rate loans, or b) the time the interest rate last changed (repriced) for variable rate loans.

(2) A prepayment fee factor (see "Prepayment Fee Factor Schedule" on reverse).

(3) The amount of principal prepaid.

If the proceeds from a CD or time deposit pledged to secure the loan are used to prepay the loan resulting in payment of an early withdrawal penalty for the CD, a prepayment fee will not also be charged under the loan.

                 DEFINITION OF REFERENCE RATE FOR VARIABLE RATE LOANS

The Reference Rate used to represent interest rate levels for variable rate loans shall be the index rate used to determine the rate on this loan having maturities equivalent to the remaining period to interest rate change date (repricing) of this loan rounded upward to nearest month. The "Initial Reference Rate" shall be the Reference Rate at the time of last repricing and a new Initial Reference Rate shall be assigned at each subsequent repricing. The "Final Reference Rate" shall be the Reference Rate at the time of prepayment.

                  DEFINITION OF REFERENCE RATE FOR FIXED RATE LOANS

The "Reference Rate" used to represent interest rate levels on fixed rate loans shall be the bond equivalent yield of the average U.S. Treasury rate having maturities equivalent to the remaining period to maturity of this loan rounded
upward to the nearest month.   The "Initial Reference Rate" shall be the
Reference Rate at the time the loan was made. The "Final Reference Rate" shall be the Reference Rate at time of prepayment.

The Reference Rate shall be interpolated from the Federal Reserve Statistical Release (Publication H.15) as displayed on Page 119 of the Dow Jones Telerate Service (or such other page or service as may replace that page or service for the purpose of displaying rates comparable to said U.S. Treasure rates) on the day the loan was made (Initial Reference Rate) or the day of prepayment (Final Reference Rate).

COMPLETE FOR FIXED RATE LOANS ONLY: An Initial Reference Rate of _____% has been assigned to this loan to represent interest rate levels at origination.

                            CALCULATION OF PREPAYMENT FEE

If the Initial Reference Rate is less than or equal to the Final Reference Rate, there is no prepayment fee.

If the Initial Reference Rate is greater than the Final Reference Rate, the prepayment fee shall be equal to the difference between the Initial and Final Reference Rates (expressed as a decimal), multiplied by the appropriate factor from the Prepayment Fee Factor Schedule, multiplied by the principal amount of the loan being prepaid.


Data I/ Corporation

By: //S//STEVEN M. GORDON
    -------------------------


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

                        EXAMPLE OF PREPAYMENT FEE CALCULATION

VARIABLE RATE LOAN: A non-amortizing 6-month LIBOR based loan with principal of $250,000 is fully prepaid with 3 months remaining until next interest rate change date (repricing). An Initial Reference Rate of 7.0% was assigned to the loan at last repricing. The Final Reference Rate (as determined by the 3-month LIBOR index) is 6.5%. Rates therefore have dropped 0.5% since last repricing and a prepayment fee applies. A prepayment fee factor of 0.31 is determined from Table 3 below and the prepayment fee is computed as follows:

           Prepayment Fee = (0.07 - 0.065) x (0.31) x ($250,000) = $387.50

FIXED RATE LOAN: An amortizing loan with remaining principal of $250,000 is fully prepaid with 24 months remaining until maturity. An Initial Reference Rate of 9.0% was assigned to the loan when the loan was made. The Final Reference Rate (as determined by the current 24-month U.S. Treasure rate on Page 119 of Telerate) is 7.5%. Rates therefore have dropped 1.5% since the loan was made and a prepayment fee applies. A prepayment fee factor of 1.3 is determined from Table 1 below and the prepayment fee is computed as follows:

           Prepayment Fee = (0.09 - 0.075) x (1.3) x (250,000) = $4,875

                            PREPAYMENT FEE FACTOR SCHEDULE

                           TABLE I:  FULLY AMORTIZING LOANS


Proportion or Remaining Principal
Amount Being Prepaid                    Months Remaining To Maturity/Repricing(1)
---------------------------------------------------------------------------------
                 0    3    6    9    12    24   36   48   60   84   120  240  360
---------------------------------------------------------------------------------
90-100%          0   .21  .36  .52   .67  1.3  1.9  2.5  3.1  4.3  5.9  10.3 13.1
60-89%           0   .24  .44  .63   .83  1.6  2.4  3.1  3.9  5.4  7.5  13.2 17.0
30-59%           0   .28  .53  .78  1.02  2.0  3.0  4.0  5.0  7.0  9.9  18.5 24.4
0-29%            0   .31  .63  .92  1.22  2.4  3.7  5.0  6.3  9.0 13.4  28.3 41.8

                   TABLE II:  PARTIALLY AMORTIZING (BALLOON) LOANS


Proportion or Remaining Principal
Amount Being Prepaid                    Months Remaining To Maturity/Repricing(1)
---------------------------------------------------------------------------------
                 0    3    6    9    12    24   36   48   60   84   120  240  360
---------------------------------------------------------------------------------
90-100%          0   .26  .49  .71   .94  1.8  2.7  3.4  4.2  5.6   7.4 11.6 14.0
60-89%           0   .30  .59  .86  1.15  2.2  3.3  4.3  5.3  7.1   9.4 15.0 18.1
30-59%           0   .31  .63  .95  1.27  2.6  3.9  5.3  6.6  9.1  12.6 21.2 26.2
0-29%            0   .31  .63  .95  1.27  2.6  4.0  5.4  7.0 10.2  15.7 33.4 46.0


                  TABLE III:  NON-AMORTIZING (INTEREST ONLY) LOANS


Proportion or Remaining Principal
Amount Being Prepaid                    Months Remaining To Maturity/Repricing(1)
---------------------------------------------------------------------------------
                 0    3    6    9    12    24   36   48   60   84   120  240  360
---------------------------------------------------------------------------------
0-100%           0   .31  .61  .91  1.21  2.3  3.4  4.4  5.3  6.9  8.9  13.0 14.8


(1) For the remaining period to maturity/repricing between any two maturities/repricings shown in the above schedules, interpolate between the corresponding factors to the closest month.

The Bank is not required to actually reinvest the prepaid principal in any U.S. Government Treasury Obligations, or otherwise prove its actual loss, as a condition to receiving a prepayment fee as calculated above.


Data I/O Corporation

By:  //S//STEVEN M. GORDON
     ------------------------------------


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